UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
Current Report
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
October 28, 2005

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	72-1440714

(State of Incorporation)	(I.R.S. Employer Identification No.)

400 E. Kaliste Saloom Rd., Suite 6000

Lafayette, Louisiana	70508

(Address of Principal Executive Offices)	(Zip Code)
Commission File Number: 0-019020
Registrant’s telephone number, including area code: (337) 232-7028
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
SIGNATURE

Item 2.02 RESULTS OF OPERATIONS AND FINANCIAL CONDITION
On October 28, 2005, PetroQuest Energy, Inc. (the “Company”) announced net income for the quarter ended September 30, 2005 of $5,045,000 or $0.10 per share, compared to third quarter 2004 net income of $3,940,000 or $0.08 per share. Net cash flow provided by operating activities before working capital changes for the third quarter of 2005 was $19,115,000, as compared to $16,330,000 for the comparable 2004 period. Net cash flow provided by operating activities for the quarters ended September 30, 2005 and 2004 totaled $30,187,000 and $25,935,000, respectively. For the first nine months of 2005, the Company reported net income of $13,097,000 or $0.27 per share. The Company reported net income of $11,349,000 or $0.25 per share for the first nine months of 2004. For the first nine months of 2005, net cash flow provided by operating activities before working capital changes was $55,474,000. Net cash flow provided by operating activities before working capital changes for the first nine months of 2004 was $46,163,000. For the nine months ended September 30, 2005 and 2004, net cash flow provided by operating activities totaled $63,377,000 and $49,472,000, respectively. A reconciliation of net cash flow provided by operating activities to net cash flow provided by operating activities before working capital changes is attached in this release.
Oil and gas sales during the third quarter of 2005 increased 37% to $30,859,000 as compared to $22,516,000 in the third quarter of 2004. For the first nine months of 2005, sales increased 33% to $82,508,000 from $62,084,000 in the first nine months of 2004. On an Mcfe basis, production for the quarter and nine months ended September 30, 2005 increased 2% and 10% over the respective 2004 periods. Stated on an Mcfe basis, unit prices received during the third quarter and first nine months of 2005 were 34% and 20% higher, respectively, than the prices received during the comparable 2004 periods.
Lease operating expenses for the third quarter of 2005 increased 57% to $1.70 per Mcfe from $1.08 per Mcfe in the third quarter of 2004. For the first nine months of 2005, lease operating expenses increased 46% to $1.31 per Mcfe from $0.90 per Mcfe in the comparable period of 2004. The increase in lease operating expenses during the current year was the result of the increase in the number of producing wells, a general increase in field service costs and the major hurricanes during the current year. Depreciation, depletion and amortization on oil and gas properties for the third quarter of 2005 increased 3% to $2.59 per Mcfe from $2.52 per Mcfe in the third quarter of 2004. For the first nine months of 2005, depreciation, depletion and amortization on oil and gas properties increased 2% to $2.53 per Mcfe from $2.48 per Mcfe for the comparable period of 2004.
Drilling Update
During the quarter, PetroQuest operated the drilling and completion of three more wells in its Southeast Carthage Field which brings the 2005 total to nine wells drilled and completed in this field. Additionally, PetroQuest operated the drilling and completion of 14 coal bed methane wells in the Arkoma Basin, and participated in 10 additional successful non-operated coal bed methane wells. During the first nine months of 2005, PetroQuest has participated in 43 wells in the Arkoma Basin. Since entering East Texas and the Arkoma Basin, PetroQuest has achieved a 100% success rate in both areas.
As previously announced, the Company is completing its Pebble Beach Prospect in the Gulf of Mexico. The well is expected to begin producing during late December at a gross rate of approximately 15,000 Mcfe per day. PetroQuest owns an approximate 27% NRI in the well. Hurricanes Katrina and Rita have delayed the initial production of this prospect.
Drilling continues in the Company’s 10 to 15 well 2005 program in Southeast Carthage Field with two rigs currently running, and the 60 well 2005 program in the Arkoma Basin. The Company plans to keep two operated rigs in the Arkoma Basin during the fourth quarter and plans to participate in multiple outside operated wells. The Company is currently drilling its Pelican Point Prospect (25% working interest), its Chicory Prospect (38% working interest) and its Cayenne Prospect (50% working interest) in

South Louisiana. The Company is drilling its Poppy Hills Prospect (25% working interest) in the Gulf of Mexico.
The Company expects to resume drilling on its Oakbourne Prospect (20% working interest) during the fourth quarter of 2005.
The following table sets forth certain information with respect to the oil and gas operations of the Company for the three- and nine-month periods ended September 30, 2005 and 2004:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Production:
Oil (Bbls)	138,013	218,906	536,568	643,437
Gas (Mcf)	3,046,211	2,481,218	8,547,834	6,803,269
Total Production (Mcfe)	3,874,289	3,794,654	11,767,242	10,663,891

Sales:
Total oil sales	$6,711,423	$8,013,842	$24,331,122	$22,324,568
Total gas sales	$24,147,980	$14,502,074	$58,176,498	$39,759,829

Total oil and gas sales	$30,859,403	$22,515,916	$82,507,620	$62,084,397

Average sales prices:
(Including hedges)
Oil (per Bbl)	$48.63	$36.61	$45.35	$34.70
Gas (per Mcf)	$7.93	$5.84	$6.81	$5.84
Per Mcfe	$7.97	$5.93	$7.01	$5.82
The above sales and average sales prices include reductions related to gas hedges of $1,563,000 and $119,000 and oil hedges of $1,688,000 and $1,295,000 for the three months ended September 30, 2005 and 2004, respectively. The above sales and average sales prices include reductions related to gas hedges of $2,641,000 and $486,000 and oil hedges of $4,029,000 and $2,468,000 for the nine months ended September 30, 2005 and 2004, respectively.

The following initiates guidance for the fourth quarter of 2005:

Guidance for
Description	4th Quarter 2005
Production volumes (MMcfe/d)	40 - 45

Percent gas	73%

Expenses:
Lease operating expenses (per Mcfe)	$1.60 - $1.70
Production taxes (per Mcfe)	$0.45 - $0.55
Depreciation, depletion and amortization (per Mcfe)	$2.60 - $2.70
General and administrative (in millions)	$2.0 - $2.5
Interest expense (in millions)	$3.4 - $3.6

Effective tax rate (all deferred)	35%
The following updates guidance for the year ended December 31, 2005:

Guidance for
Description	Full year 2005
Production volumes (MMcfe/d)	40 - 45

Percent gas	73%

Expenses:
Lease operating expenses (per Mcfe)	$1.40 - $1.50
Production taxes (per Mcfe)	$0.25 - $0.35
Depreciation, depletion and amortization (per Mcfe)	$2.60 - $2.70
General and administrative (in millions)	$7.0 - $7.5

Interest expense (in millions)	$12 - $13 (1)

Effective tax rate (all deferred)	35%

(1)	Includes a $2.4 million pre-tax charge related to the write-off of deferred financing costs in conjunction with the notes offering consummated during the second quarter.
Conference call
Company management will be hosting a conference call with investors that will be broadcast live over the Internet on October 28, 2005 at 9:30 a.m. Eastern time. To access this call, log on to the Company’s website at www.petroquest.com.
About the Company
PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Gulf Coast Basin, Texas and Oklahoma. PetroQuest trades on the Nasdaq National Market under the ticker symbol “PQUE.”
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

PETROQUEST ENERGY, INC.
Consolidated Statements of Income
(unaudited)
(Amounts in Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues:
Oil and gas sales	$30,859	$22,516	$82,508	$62,084
Interest and other income	522	56	895	187

	31,381	22,572	83,403	62,271

Expenses:
Lease operating expenses	6,601	4,087	15,448	9,593
Production taxes	1,081	300	2,217	1,164
Depreciation, depletion and amortization	10,485	9,701	30,539	26,774
General and administrative	1,571	1,589	5,079	4,716
Accretion of asset retirement obligation	424	210	829	611
Interest expense	3,456	622	9,141	1,968
Derivative expense	—	2	—	2

	23,618	16,511	63,253	44,828

Income from operations	7,763	6,061	20,150	17,443

Income tax expense	2,718	2,121	7,053	6,094

Net income	$5,045	$3,940	$13,097	$11,349

Earnings per common share:
Basic	$0.11	$0.09	$0.28	$0.25

Diluted	$0.10	$0.08	$0.27	$0.25

Weighted average number of common shares:
Basic	47,213	44,631	46,514	44,593

Diluted	48,576	46,905	48,086	46,243

PETROQUEST ENERGY, INC.
Consolidated Balance Sheets
(unaudited)
(Amounts in Thousands)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$39,844	$1,529
Oil and gas revenue receivable	12,521	9,392
Joint interest billing receivable	10,221	3,655
Other current assets	6,990	1,017

Total current assets	69,576	15,593

Oil and gas properties:
Oil and gas properties, full cost method	477,661	363,756
Unevaluated oil and gas properties	39,608	16,380
Accumulated depreciation, depletion and amortization	(198,072)	(168,453)

Oil and gas properties, net	319,197	211,683

Other assets, net of accumulated depreciation and amortization of $10,615 and $5,967, respectively	15,204	4,341

Total assets	$403,977	$231,617

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable to vendors	$27,776	$24,176
Advances from co-owners	8,993	2,265
Hedging liability	30,329	4,536
Oil and gas revenue payable	11,839	2,930
Accrued interest on 10 3/8% Senior Notes	6,016	—
Other accrued liabilities	8,918	6,115

Total current liabilities	93,871	40,022

Bank debt	—	38,500
10 3/8% Senior Notes	148,294	—
Asset retirement obligation	18,338	15,238
Deferred income taxes	13,792	14,606
Long-term hedging liability	4,724	1,974
Other accrued liabilities	227	—

Commitments and contingencies	—	—

Stockholders’ equity:
Common stock, $.001 par value; authorized 75,000 shares; issued and outstanding 47,291 and 44,685 shares, respectively	47	45
Paid-in capital	117,352	112,387
Accumulated other comprehensive loss	(18,841)	(4,231)
Retained earnings	26,173	13,076

Total stockholders’ equity	124,731	121,277

Total liabilities and stockholders’ equity	$403,977	$231,617

PETROQUEST ENERGY, INC.
Consolidated Statements of Cash Flows
(unaudited)
(Amounts in Thousands)

	Nine Months Ended
	September 30,
	2005	2004
Cash flows from operating activities:
Net income	$13,097	$11,349
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax expense	7,053	6,094
Depreciation, depletion and amortization	30,539	26,774
Accretion of asset retirement obligation	829	611
Amortization of debt issuance costs	1,239	1,232
Compensation expense	213	272
Write-off of debt issuance costs	2,439	—
Amortization of bond discount	65	—
Derivative mark to market	—	(169)
Changes in working capital accounts:
Accounts receivable	(3,129)	(1,057)
Joint interest billing receivable	(6,566)	(1,296)
Other assets	(6,290)	(115)
Accounts payable and accrued liabilities	17,160	7,171
Advances from co-owners	6,728	(1,394)

Net cash provided by operating activities	63,377	49,472

Cash flows from investing activities:
Investment in gas gathering assets	(9,650)	—
Investment in oil and gas properties	(124,532)	(42,360)

Net cash used in investing activities	(134,182)	(42,360)

Cash flows from financing activities:
Proceeds from exercise of options	883	170
Proceeds from bank borrowings	34,500	13,000
Repayment of bank borrowings	(73,000)	(19,500)
Proceeds from issuance of 10 3/8% senior notes	148,229	—
Deferred financing costs	(5,543)	(358)
Issuance of common stock, net of expenses	4,051	—

Net cash provided by (used in) financing activities	109,120	(6,688)

Net increase in cash and cash equivalents	38,315	424
Cash and cash equivalents, beginning of period	1,529	779

Cash and cash equivalents, end of period	$39,844	$1,203

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$1,593	$1,250

Income taxes	$—	$—

Non-GAAP Disclosure Reconciliation
(Amounts In Thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net cash flow provided by operating activities	$30,187	$25,935	$63,377	$49,472
Changes in working capital accounts	(11,072)	(9,605)	(7,903)	(3,309)

Net cash flow provided by operating activities before working capital changes	$19,115	$16,330	$55,474	$46,163

Note:	Management believes that net cash flow provided by operating activities before working capital changes is relevant and useful information, which is commonly used by analysts, investors and other interested parties in the oil and gas industry as a financial indicator of an oil and gas company’s ability to generate cash used to internally fund exploration and development activities and to service debt. Net cash flow provided by operating activities before working capital changes is not a measure of financial performance prepared in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as an alternative to net cash flow provided by operating activities. In addition, since net cash flow provided by operating activities before working capital changes is not a term defined by GAAP, it might not be comparable to similarly titled measures used by other companies.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PETROQUEST ENERGY, INC.

Date: October 28, 2005	By:	/s/ Daniel G. Fournerat

Daniel G. Fournerat
Senior Vice President, General Counsel and Secretary